Exhibit 99.1

Timberline Announces Completion of Private Placement Financing

November 23, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) announced today that it has executed subscription agreements and closed (conditional upon NYSE Amex acceptance) its offering for 3,003,400 Units of Timberline at $1.00 per Unit, for gross proceeds of  $3,003,400.

Each Unit consists of one share of common stock of Timberline and one half of one common stock purchase warrant (a “Warrant”).  Each full Warrant will entitle the holder thereof to acquire one additional share of common stock at an exercise price of $1.50 per share until May 31, 2010 and thereafter at an exercise price of $1.75 per share until November 15, 2011.  The net proceeds of the offering will be used by Timberline for exploration expenditures, working capital and general corporate purposes.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available.  This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States.

Timberline Resources Corporation is a diversified gold company comprised of three complementary business units:  an underground mine with upcoming gold production, exploration, and drilling services.  Its unique, vertically-integrated business model provides investors exposure to gold production, the “blue sky” potential of exploration, and the “picks and shovels” aspect of the mining industry.  Timberline has contract core drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company has formed a 50/50 joint venture with Highland Mining, LLC, an affiliate of Small Mine Development, LLC, at its Butte Highlands Gold Project where development commenced in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with Highland Mining LLC, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations. When used herein, the words "anticipate," "believe," "estimate," “upcoming,” "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

Randal Hardy, CEO
Phone: 208.664.4859